Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Lipella Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $0.0001 par value per share	457(o)	(1)	(2)
	Equity	Preferred Stock, $0.0001 par value per share	457(o)	(1)	(2)
	Debt	Debt Securities	457(o)	(1)	(2)
	Other	Warrants	457(o)	(1)	(2)
	Other	Rights	457(o)	(1)	(2)
	Other	Units	457(o)	(1)	(2)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$50,000,000 (2)	0.0001476	$7,380(3)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
Total Offering Amounts						$50,000,000		$7,380
Total Fees Previously Paid								—
Total Fee Offset								—
Net Fee Due								$7,380

(1)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock or other securities of the issuer, such indeterminate number of rights and such indeterminate number of units representing an interest in two or more securities of the issuer, which may or may not be separable from one another, as shall have an aggregate initial offering price not to exceed $50,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $50,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate number or amount of securities of the issuer as may be issued upon conversion of or exchange for securities of the issuer that provide for conversion or exchange, upon exercise of securities of the issuer or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of securities of the issuer as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the maximum aggregate offering price.